Consolidated Financial Statements
November 30, 2003, 2002 and 2001

Management’s Responsibility for Financial Reporting

To the Shareholders of NovaGold Resources Inc.

The accompanying consolidated financial statements of the Company have been prepared by management in accordance with accounting principles generally accepted in Canada, and within the framework of the summary of significant accounting policies in these consolidated financial statements. Management is responsible for all information in the annual report. All financial and operating data in the annual report is consistent, where appropriate, with that contained in the consolidated financial statements.

A system of internal accounting control is maintained in order to provide reasonable assurance that assets are safeguarded and that transactions are properly recorded and executed in accordance with management’s authorization. This system includes established policies and procedures, the selection and training of qualified personnel, and an organization providing for appropriate delegation of authority and segregation of responsibilities.

The Audit Committee of the Board of Directors meets periodically with management and the Company’s independent auditors to review the scope and results of their annual audit and to review the consolidated financial statements and related financial reporting matters prior to submitting the consolidated financial statements to the Board of Directors for approval.

The consolidated financial statements have been audited on behalf of the shareholders by the Company’s independent auditors, PricewaterhouseCoopers LLP, in accordance with Canadian generally accepted auditing standards. The auditors’ report outlines the scope of their audit and their opinion on the consolidated financial statements.

[signed: Rick Van Nieuwenhuyse]	[signed: R. J. (Don) MacDonald]

Rick Van Nieuwenhuyse	R. J. (Don) MacDonald
President & Chief Executive Officer	Senior V.P. & Chief Financial Officer
March 3, 2004

Auditors’ Report

To the Shareholders of NovaGold Resources Inc.

We have audited the consolidated balance sheets of NovaGold Resources Inc. as at November 30, 2003 and 2002 and the consolidated statements of operations and deficit and cash flows for the years ended November 30, 2003, 2002 and 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2003 and 2002 and the results of its operations and its cash flows for the years ended November 30, 2003, 2002 and 2001 in accordance with Canadian generally accepted accounting principles.

[signed: PricewaterhouseCoopers LLP]

Chartered Accountants

Vancouver, B.C.
Canada
March 3, 2004

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

Consolidated Balance Sheets
As at November 30, 2003 and 2002

	in thousands of Canadian dollars

	2003	2002
	$	$
Assets
Current assets
Cash and cash equivalents	59,747	20,387
Restricted cash	54	-
Accounts receivable	189	2,021
Amounts receivable from related party (note 12(a))	13	128
Inventory - other	99	92
Deposits and prepaid amounts	733	264
	60,835	22,892
Officer loan receivable (note 12(a))	215	227
Land	1,683	1,552
Property, plant and equipment (note 4)	660	337
Mineral properties and related deferred costs (note 6)	36,330	27,403
Investments (note 5)	130	207
Reclamation deposit (note 8(b))	105	105
	99,958	52,723
Liabilities
Current liabilities
Accounts payable and accrued liabilities	4,775	6,106
Loan payable (note 7)	200	200
Provision for reclamation costs (note 8)	1,136	-
	6,111	6,306

Deferred tenant inducements	119	-
Provision for reclamation costs (note 8)	536	1,496
Minority interest (note 3)	9,130	-
	15,896	7,802
Shareholders’ equity
Share capital (note 9) - no par value
Authorized
100,000,000 common shares and 10,000,000 preferred shares
Issued
53,026,814 common shares (2002- 42,494,815)	157,475	111,404
Contributed surplus	820	820
Stock-based compensation (note 9(d))	23	-
Deficit	(74,256)	(67,303)
	84,062	44,921
	99,958	52,723
Nature of operations (note 1)
Commitments and contingencies (note 11)

[signed: Rick Van Nieuwenhuyse]		[signed: James Philip]
	Director		Director
Approved by the Board of Directors

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

Consolidated Statements of Operations and Deficit
For the years ended at November 30, 2003, 2002 and 2001

	in thousands of Canadian dollars

	2003	2002	2001
	$	$	$
Revenue
Land, gravel, gold and other revenue	1,246	2,124	2,800
Interest income	346	196	24
	1,592	2,320	2,824

Cost of sales	333	238	293
	1,259	2,082	2,531

Expenses and other
Corporate development and communication	772	1,425	611
Exploration	120	-	-
Foreign exchange (gain) loss	1,111	(303)	167
Gain on settlement of convertible royalty	-	(105)	-
General and administrative	1,834	1,209	476
Interest on convertible debt instruments	-	62	324
Murray Brook mine site maintenance	-	39	145
Professional fees	836	1,401	463
Stock-based compensation (note 9(d))	23	-	-
Wages and benefits	1,927	898	430
Write-down of mineral properties	1,586	913	565
Write-down of investments (note 5)	105	-	75
Write-off of accounts payable	-	-	(231)
	8,314	5,539	3,025

Loss from equity investment (note 3)	(36)	-	-
Minority interest (note 3)	138	-	-
Loss for the year	(6,953)	(3,457)	(494)
Deficit - Beginning of year	(67,303)	(63,846)	(63,352)
Deficit - End of year	(74,256)	(67,303)	(63,846)

Loss per share (note 10)
Basic and diluted	(0.14)	(0.10)	(0.02)

Weighted average number of shares	48,683,103	35,929,200	24,790,510

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

Consolidated Statement of Cash Flows
For the years ended at November 30, 2003, 2002 and 2001

	in thousands of Canadian dollars

	2003	2002	2001
	$	$	$

Cash flows from (used in) operating activities
Loss for the year	(6,953)	(3,457)	(494)
Items not affecting cash
Accretion of interest on convertible instruments	-	62	222
Amortization	158	275	233
Foreign exchange loss	773	60	38
Gain on settlement of convertible royalty	-	(105)	-
Loss from equity investment	36	-	-
Minority interest	(138)	-	-
Reclamation expenditures	-	-	(91)
Stock-based compensation	23	-	-
Write-down of mineral properties	1,586	913	565
Write-down of investments	105	-	75
	(4,410)	(2,252)	548
Net change in non-cash working capital
(Increase) decrease in accounts receivable, deposits
and prepaid amounts	1,517	(1,564)	(705)
(Increase) decrease in inventory	(7)	(81)	80
Increase (decrease) in accounts payable and accrued liabilities	(2,102)	2,460	982
	(5,002)	(1,437)	905
Cash flows from financing activities
Proceeds from issuance of common shares - net	46,071	36,734	3,663
Repayment of convertible debenture	-	-	(690)
Repayment of convertible royalty	-	(1,139)	(185)
Directors’ loans	-	-	(270)
	46,071	35,595	2,518
Cash flows used in investing activities
Acquisition of property, plant and equipment	(612)	(229)	(13)
Tenant inducements	119	-	-
Acquisition of subsidiary (note 3)	(2,213)	-	-
Cash acquired with subsidiary (note 3)	1,504	-	-
Financing of subsidiary (note 3)	7,048	-	-
Increase in restricted cash	(54)	-	-
Expenditures on mineral properties and related deferred costs - net	(7,296)	(13,964)	(3,404)
Increase in accounts payable and accrued liabilities	679	-	-
	(825)	(14,193)	(3,417)

Effect of exchange rate changes on cash and cash equivalents	(884)	-	-
Increase in cash and cash equivalents during the year	39,360	19,965	6
Cash and cash equivalents - Beginning of year	20,387	422	416
Cash and cash equivalents - End of year	59,747	20,387	422

Supplemental non-cash financing and investing activities (note 15)

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

Notes to Consolidated Statements
For the years ended November 30, 2003, 2002 and 2001

1. Nature of operations

The Company is a natural resource company engaged in the exploration and development of gold properties in North America. Since 1998, the Company has assembled a portfolio of mineral properties in Alaska, British Columbia and the Yukon Territory.

The Company is in the process of exploring its mineral properties and has not yet determined whether these properties contain ore reserves that are economically recoverable. The amounts shown as mineral properties and related deferred costs represent costs net of recoveries to date, less amounts amortized and/or written off, and do not necessarily represent present or future values. The recoverability of amounts shown for mineral properties and related deferred costs is dependent upon the discovery of economically recoverable reserves, securing and maintaining title and beneficial interest in the properties, the ability of the Company to obtain necessary financing to continue operations and to complete the development and upon future profitable production or proceeds from the disposition thereof.

The Company plans to fund its operations and activities in the upcoming year from existing working capital. The Company has ongoing sand and gravel resource revenues and intends to develop and sell its land in the Nome, Alaska area. The Company will periodically have to raise additional funds to complete its exploration and future development and, while it has been successful in doing so in the past, there can be no assurance that it will be able to do so in the future.

2. Accounting policies

Basis of presentation

These consolidated financial statements include the accounts of NovaGold Resources Inc., its controlled subsidiary, SpectrumGold Inc. (SpectrumGold) and its material wholly owned subsidiaries, Alaska Gold Company and NovaGold Resources Alaska, Inc.

The consolidated accounts have been prepared using accounting principles generally accepted in Canada. As described in note 16, these principles differ in certain material respects from accounting principles generally accepted in the United States. All inter-group transactions are eliminated on consolidation.

Revenue recognition

Revenue from land sales is recognized when title passes to the purchaser. Gravel revenue is recognized upon shipment when title passes to the purchaser. Lease and rental revenue is recognized as services are rendered over time. Gold royalties and incidental gold production revenues earned from placer mining activities carried out on the Company’s land and gravel resource properties are recognized as revenue when the amounts are determinable and collectible and title to the gold has transferred.

Cash and cash equivalents

Cash and cash equivalents consist of cash on deposit with banks and highly liquid short-term interest bearing investments with maturities of less than 90 days from the original date of acquisition.

Inventories

Inventories are valued at the lower of average cost and net realizable value.

Property, plant and equipment

Property, plant and equipment are recorded at cost. Amortization of heavy machinery and equipment and office furniture and equipment is calculated on a straightline basis at annual rates of 30% and 20%, respectively.

Investments

The Company accounts for its investments in shares of other resource companies as long-term investments. They are recorded at cost unless an other-than-temporary decline in value has been determined, in which case they are written down to market value.

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

Notes to Consolidated Statements
For the years ended November 30, 2003, 2002 and 2001

2. Accounting policies (cont.)

Land and gravel resource

Land is recorded at cost, and at the time of acquisition, cost is allocated to each of the identifiable parcels of land on a pro rata basis in accordance with that parcel’s estimated value as a percentage of the value of the entire parcel acquired. Revenue is recorded upon transfer of title to the purchaser and cost of sales is determined on the basis of the allocated costs. The costs of the remaining unsold parcels of land are reviewed regularly to determine if impairment exists, and if impairment is determined the costs would be written down to recoverable value. To date, there have been no charges for impairment. Property taxes are charged as a current expense in the statement of operations and deficit.

Gravel property is recorded at cost and is being amortized at the straight-line rate of 10% per year, which is estimated to approximate the useful life of the estimated resources.

Mineral properties and related deferred costs

Exploration costs are charged to operations as incurred until a mineral resource is established on a property, from which time exploration expenditures are capitalized. The Company records its interest in mineral properties at cost. Exploration expenditures relating to properties that have resources or significant mineralization requiring additional exploration, as well as interest and costs to finance those expenditures, are deferred and will be amortized against future production following commencement of commercial production, or written off if the properties are sold, allowed to lapse, abandoned, or become impaired.

Management of the Company regularly reviews the net carrying value of each mineral property. Where information is available and conditions suggest impairment, estimated future net cash flows from each property are calculated using estimated future prices, resources, and operating, capital and reclamation costs on an undiscount-ed basis. Where estimates of future net cash flows are not available and where other conditions suggest impairment, management assesses whether carrying value can be recovered. When it is determined that a mineral property is impaired it is written down to its estimated fair value in accordance with the new Canadian Institute of Chartered Accountants (“CICA”) Handbook Section 3063 “Impairment of Long-Lived Assets” which the Company adopted on December 1, 2002. This has not impacted the financial statements.

Management’s estimates of mineral prices, recoverable proven and probable reserves, and operating, capital and reclamation costs are subject to certain risks and uncertainties that may affect the recoverability of mineral property costs. Although management has made its best estimate of these factors, it is possible that changes could occur in the near term, which could adversely affect management’s estimate of the net cash flow to be generated from its properties.

The acquisition of title to mineral properties is a detailed and time-consuming process. The Company has taken steps, in accordance with industry standards, to verify legal title to mineral properties in which it has an interest. Although the Company has taken every precaution to ensure that legal title to its properties is properly recorded in the name of the Company, there can be no assurance that such title will ultimately be secured.

Mineral property option and royalty agreements

Option payments and certain royalties are exercisable at the discretion of the optionee and, accordingly, are accounted for on a cash basis.

Option payments received are treated as a reduction of the carrying value of the related mineral property and deferred costs until the Company’s option and royalty payments received are in excess of costs incurred and are then credited to income.

Reclamation costs

Effective December 1, 2002, the Company adopted the new standard of the CICA relating to asset retirement obligations. Under this new standard, asset retirement obligations are recognized when incurred and recorded as liabilities at fair value. Under the standard the liability is accreted over time through periodic charges to earnings. A corresponding increase to the

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

carrying amount of the related asset is recorded and depreciated over the life of the asset.

The implementation of this standard was not material to the Company.

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, current income taxes are recognized for the estimated income taxes payable for the current year. Future income tax assets and liabilities are recognized for temporary differences between the tax and accounting bases of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes. Future income tax assets are evaluated and if realization is not considered more likely than not, a valuation allowance is provided.

Translation of foreign currencies

Foreign operations are integrated with the parent company and, consequently, the financial statements of foreign subsidiaries are translated into Canadian currency using the temporal method.

Monetary assets and liabilities are translated at the exchange rate in effect at the balance sheet date and non-monetary assets and liabilities at the exchange rates in effect at the time of acquisition or issue. Revenues and expenses are translated at rates approximating exchange rates in effect at the time of the transactions. Exchange gains or losses arising on translation are included in income or loss for the year.

Earnings per share

Loss per common share is calculated based on the weighted average number of common shares outstanding during the year. The Company follows the "treasury stock" method in the calculation of diluted earnings per share for all years presented. The exercise of outstanding stock options, warrants and convertible securities would be anti-dilutive.

Financial instruments

The fair values of the Company’s monetary assets and liabilities approximate their carrying values except for the loan payable and interest accrued to the Province of New Brunswick (note 7), the fair value of which cannot be determined.

Stock option plan

The Company has a stock option plan which is described in note 9(d).

Effective December 1, 2002, the Company adopted the new recommendations for accounting for stock options as required by CICA Handbook Section 3870 Stock-based Compensation and other Stock-based Payments ("CICA 3870"). As permitted by CICA 3870, the Company has elected not to apply fair value accounting and to measure compensation cost using the intrinsic value method for awards of stock options to employees and directors under our stock-based compensation plan. Accordingly, no compensation costs are recognized for employee’s and director’s stock options whose exercise price was equal to the market price on the date of the grant. Options granted to non-employees are recognized as an expense at fair value.

The Company plans to adopt the revised requirements of CICA Handbook Section 3870 on December 1, 2003 whereby the fair value of stock option awards to employees and directors will be recognized as an expense.

Use of estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenditures during the reported periods. Significant estimates include the recoverable amounts of land and gravel resource, mineral properties and the provision for reclamation costs. Actual results could differ from those reported.

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

Notes to Consolidated Statements
For the years ended November 30, 2003, 2002 and 2001

3. Business acquisition

On June 30, 2003, the Company acquired a 42.86% interest in SpectrumGold pursuant to an agreement whereby the Company contributed mineral properties located in the Yukon and cash of $500,000 in exchange for 6,000,000 common shares or 42.86% of SpectrumGold. The Company initially accounted for this investment using the equity method from this date until it acquired a controlling interest on August 12, 2003.

On August 12, 2003, the Company acquired an additional 16.31% for a total of 59.17% interest in SpectrumGold by purchasing 2,284,425 shares for cash of $1,713,000 from Quest Capital Corp. (Quest). This acquisition was accounted for using the purchase method and the results of operations for SpectrumGold are included in the Company’s consolidated financial statements from this date.

On October 8, 2003, the Company acquired an additional 8.17% for a total of 67.34% interest in SpectrumGold by purchasing 3,500,000 shares for cash of $2,625,000 directly from SpectrumGold.

In June 2003, SpectrumGold indirectly completed a special warrant financing for 3,383,500 special warrants at $0.40 per special warrant. The $1,353,400 received from the financing was held in escrow and reflected in SpectrumGold’s financial statements as both a current asset and current liability, subject to release of the funds to SpectrumGold under certain conditions. Among the conditions of financing, the funds would be released to SpectrumGold automatically if SpectrumGold was listed on a Canadian stock exchange by a fixed date. SpectrumGold was listed on the Toronto Stock Exchange on October 27, 2003 and the funds were released at that time and 3,383,500 shares of SpectrumGold were issued to special warrant holders reducing the Company’s interest in SpectrumGold to 56.43%.

On November 21, 2003, SpectrumGold completed a private financing and issued 2,000,000 common shares for proceeds of $5,695,000, net of share issuance costs of $505,000. Contemporaneously, the Company acquired an additional 2,080,000 shares at $3.10 per share and 500,000 shares at $3.45 per share for total cash of $8,173,000 and maintained 56.41% ownership in SpectrumGold.

SpectrumGold has an August 31 year end. The deficit for the period between August 12, 2003 to November 30, 2003 of $319,000 has been consolidated into the Company’s statement of operations and deficit.

The values assigned to the net assets acquired August 12, 2003 are as follows:

$

Cash	1,504
Restricted cash	1,353
Other receivables	27
Mineral properties[1]	2,290
Restricted cash	(1,353)
Amounts payable	(379)

Net assets acquired	3,442
1 Fair value adjustment of $1,142,000 was allocated to the Galore Creek property (see note 6).

Additional investments made in SpectrumGold resulted in an additional net fair value adjustment of $813,000 for a total fair value adjustment of $1,955,000 allocated to the Galore Creek property.

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

4. Property, plant and equipment

	in thousands of Canadian dollars

			2003
		Accumulated
	Cost	amortization	Net
	$	$	$

Heavy machinery and equipment	364	150	214
Office furniture and equipment	367	127	240
Leasehold improvement	153	13	140
Gravel resource	740	674	66
	1,624	964	660

			2002

		Accumulated
	Cost	amortization	Net
	$	$	$

Heavy machinery and equipment	915	824	91
Office furniture and equipment	249	143	106
Gravel resource	740	600	140
	1,904	1,567	337

5. Investments
	in thousands of Canadian dollars

	2003	2002
	$	$

250,000 shares of TNR Gold Corp., formerly TNR Resources Ltd. (TNR), received
as part of options on the Rock Creek and Shotgun.	85	162
Other investments	45	45
	130	207

At November 30, 2002, the Company held 750,000 shares of TNR with a cost of $162,000 and an additional 250,000 shares of TNR were received during the year. TNR consolidated their shares on a 4:1 basis and changed their name to TNR Gold Corp. The reduction in share price resulted in a permanent write-down of $105,000 to the investment.

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

Notes to Consolidated Statements
For the years ended November 30, 2003, 2002 and 2001

5. Investments (cont.)

Included in other investments is an investment of 1,000,000 shares of New Island Resources Inc. with a quoted market value of $120,000 and a carrying value of $40,000.

Also included within other investments is an investment of 126,625 shares (cost - $5,000; market value - $265,000) in Etruscan Resources Incorporated (Etruscan). The Province of New Brunswick holds the Company’s shares of Etruscan pending the settlement of outstanding mining taxes aggregating $366,000 (2002 - $363,000).

6. Mineral properties and related deferred costs

For the year ended November 30, 2003:	in thousands of Canadian dollars

	Balance		Recovery	(1),		Balance
	November 30,		option (2)	or		November 30,
	2002	Expenditures	write-down	(3)		2003
	$	$		$		$

Alaska, USA
Donlin Creek	17,384	1,417	(1,382)		(1)	17,419
Rock Creek	3,142	5,553	-			8,695
Nome Gold	55	87	-			142
Shotgun	4,260	46	(25)		(2)	4,281
North Donlin	84	-	(84)		(3)	-
Other	-	181	-			181

Yukon and British Columbia, Canada [1]
Galore Creek (note 3)	-	3,019	-			3,019
Brewery Creek	-	1,127	-			1,127
Harlan	689	1	(657)		(3)	33
Klondike	92	1	(88)		(3)	5
McQuesten	902	484	-			1,386
Sprogge	795	1	(758)		(3)	38
Other	-	4	-			4
	27,403	11,921	(2,994)			36,330
1 The properties in the Yukon and British Columbia are held by SpectrumGold.

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

For the year ended November 30, 2002:	in thousands of Canadian dollars

	Balance		Recovery (1),		Balance
	November 30,		option (2) or		November 30,
	2001	Expenditures	write-down (3)		2002
	$	$	$		$

Alaska, USA
Donlin Creek	3,277	14,107	-		17,384
Shotgun	4,271	37	(48)	(2)	4,260
Rock Creek	3,375	393	(626)	(1)(2)	3,142
Caribou	735	-	(735)	(3)	-
North Donlin	84	-	-		84
Nome Gold	46	9	-		55

Yukon, Canada
Harlan	689	-	-		689
Klondike	92	-	-		92
McQuesten	810	92	-		902
Sprogge	795	-	-		795
German Creek	178	-	(178)	(3)	-

	14,352	14,638	(1,587)		27,403

a) Donlin Creek, Alaska

On July 14, 2001, the Company signed an agreement with Placer Dome U.S. Inc. (Placer Dome) to acquire a 70% interest in the Donlin Creek gold deposit located in Southwest Alaska.

i) Under the terms of the agreement, the Company could earn a 70% interest in the project by expending at least US$10 million over a 10-year period from the date of the agreement. On November 13, 2002, the Company completed the required expenditures and earned a 70% interest in the Donlin Creek gold deposit, and a joint venture between the Company and Placer Dome was effectively established as of that date. The project is subject to underlying surface and sub-surface leases. Under the sub-surface lease, the lessor, the Calista Corporation, has a net smelter royalty of 1.5%, increasing to 4.5% after the earlier of pay-back or five years of production, subject to certain annual advance minimum royalties. Calista Corporation also has a one-time right to elect, within 90 days of delivery of a bankable feasibility study, to acquire a 5% to 15% participating interest in the project by reimbursing its elected share of capitalized costs spent on the project to that date by the Company and Placer Dome.

ii) On February 10, 2003, Placer Dome elected to exercise an option to earn an additional 40% interest from the Company, for a total of 70%, in the Donlin Creek project by spending three times the Company’s expenditures to November 13, 2002 toward project development (a total of US$31.9 million), completing a project feasibility study, and making a positive decision to construct a mine at Donlin Creek to produce not less than 600,000

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

Notes to Consolidated Statements
For the years ended November 30, 2003, 2002 and 2001

6. Mineral properties and related deferred costs (cont.)

ounces of gold per year, all before November 14, 2007.

Under this option, Placer Dome will not earn any incremental interest in the project, above the 30% level, until, and unless, all of the above conditions are met before November 14, 2007. The Company is not required to contribute any additional funding until Placer Dome completes the US$31.9 million expenditure, and at the Company’s election, Placer Dome is required to assist the Company with financing for the Company’s share of construction costs.

b) Rock Creek, Alaska

As part of its acquisition of Alaska Gold Company (Alaska Gold), the Company acquired a 100% interest in patented mineral claims surrounding the city of Nome, Alaska. By agreement dated July 13, 1999 and superseded by agreement dated March 13, 2002, the Company increased its land position by entering into a five-year option with Golden Glacier Inc. to acquire its sublease with the Bering Straits Native Corporation. The agreement calls for annual property payments ranging from US$0.02 million to US$0.03 million and annual work commitments ranging from US$0.05 million to US$0.15 million. This land package contains two known areas of interest - Rock Creek and part of the Nome Gold Project.

The Company entered into an agreement dated June 1, 2002 with TNR whereby TNR could earn a 49.9% interest in the Rock Creek project by paying US$0.05 million to the Company, issuing 500,000 shares to the Company, of which 500,000 (pre-consolidated 4:1) were issued, and expending US$0.95 million by May 31, 2003, US$3 million by May 31, 2004 and US$6 million by May 31, 2005. On April 23, 2003, TNR elected to terminate its right to earn an interest in the Rock Creek project and the project is being advanced on a 100% basis by the Company.

c) Nome Gold, Alaska

The Company owns a large area of the coastal plain adjacent to the city of Nome that is underlain by unconsolidated sand and gravel deposits containing alluvial gold.

d) Shotgun, Alaska

In 1998, the Company acquired a 49% interest in the Shotgun group of claims and Sleitat group of claims located in Southwest Alaska at a cost of US$0.9 million. On July 2, 1998, the Company entered into a letter of agreement for a joint venture for the exploration and development of the Shotgun group of claims with Teck-Cominco Limited (Teck-Cominco), owner of a 51% interest in the claims. On June 21, 2001, the Company acquired a 100% interest in the Shotgun group of claims from Teck-Cominco. Teck-Cominco retains a 5% net proceeds interest in the Shotgun group of claims and received a 50% interest in the nearby Sleitat tin deposit subject to a 5% net proceeds interest to the Company.

Effective May 1, 2002, the Company entered into a restated development and option agreement with TNR where TNR could earn up to a 50% interest in the Shotgun group of claims by spending US$3 million on exploration and development by May 31, 2006. TNR must complete exploration expenditures of US$0.25 million by May 31, 2003, US$0.75 million by May 31, 2004, US$1 million by May 31, 2005, and US$1 million by May 31, 2006 and issue 250,000 TNR shares to the Company each year of the option. TNR can earn an additional 20% by expending an additional US$6 million by May 31, 2009; upon completion of TNR’s second option the Company has a one-time back-in option to regain a 50% interest by agreeing to expend the next US$8 million on project development within two years. If the Company elects not to exercise its one-time back-in option, TNR will issue an additional $1 million of shares to the Company to earn the additional 20%.

On April 23, 2003, the option agreement was amended to provide that TNR must complete exploration expenditures of US$100,000 by May 31, 2003 and US$900,000 by May 31, 2004. In addition, the obligations of TNR to issue common shares were amended to provide that TNR will issue $125,000 of TNR common shares on or

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

before May 1, 2003, $250,000 of TNR common shares on or before May 1, 2004 and $500,000 of TNR common shares on or before each of May 31, 2005 and May 31, 2006 with the total number of TNR shares not to exceed 1,000,000. TNR has agreed to engage the Company as consultant to manage the exploration, development and related work on the Shotgun property on behalf of TNR during the first option period.

e) Galore Creek, British Columbia

On July 31, 2003, SpectrumGold entered into an option agreement with QIT-Fer et Titane Inc. (a subsidiary of Rio Tinto plc), and Hudson Bay Mining and Smelting Co., Ltd (a subsidiary of Anglo American plc) to acquire all the shares of Stikine Copper Limited which owns the Galore Creek gold-silver-copper deposit located in Northwestern British Columbia. Under the option, SpectrumGold can acquire a 100% interest in Stikine for a purchase price of US$20.3 million. SpectrumGold may exercise the option at any time over an eight-year period. In order to keep the option in good standing, SpectrumGold has agreed to expend up to US$0.2 million on remediation work on the property prior to October 26, 2004 and to make annual payments. The initial payment was US$50,000 and subsequent payments are scheduled on or before October 26 of each year as follows: 2004 - US$0.1 million; 2005 - US$0.15 million; 2006 - US$7.5 million; 2007 to 2011 - US$2.5 million per year. If SpectrumGold has not exercised the option or terminated the agreement prior to October 26, 2006, SpectrumGold will be required to complete a pre-feasibility study prior to October 26, 2007.

On September 8, 2003, SpectrumGold entered into an agreement in principle with Eagle Plains Resources Ltd. (Eagle Plains) to acquire up to an 80% interest in the Copper Canyon gold-silver-copper property adjoining the Galore Creek project. SpectrumGold has an option to acquire a 60% interest in the project by completing $3 million in exploration expenditures by no later than the tenth anniversary of the final earn-in agreement with minimum annual expenditures of $300,000 per year. In addition, SpectrumGold must issue 400,000 shares of SpectrumGold over the first three years following execution of the formal earn-in agreement, of which 100,000 shares will be issuable upon such execution and 100,000 shares on each of the next three anniversary dates thereafter. SpectrumGold may earn an additional 20% interest in the project for a total of 80% by paying Eagle Plains $1 million and completing a feasibility study on the project by no later than the eighth anniversary of the final earn-in agreement. SpectrumGold, until it has completed its earn in, will be responsible for 100% of the payments to the underlying property owner. Under the underlying agreement the property owner is selling his interest for total payments of $250,000 and cumulative exploration expenditures of $500,000 to be made by May 30, 2008, subject only to retaining a 2% net smelter royalty after these payments are made. Once commerical production commences SpectrumGold has a right to purchase 50% of the net smelter royalty for $1 million and an additional 25% of the net smelter royalty for a further $1 million.

Subsequent to November 30, 2003, a formal earn-in agreement has been signed and 100,000 shares of SpectrumGold were issued.

f) Brewery Creek, British Columbia

SpectrumGold acquired an option from Viceroy Resource Corporation, now Quest, to acquire certain mining claims and leases around the Brewery Creek mine by expending $750,000 on exploration on the properties by June 30, 2006. The Company also has the right to purchase certain mining assets and infrastructure at the Brewery Creek mine, any time after December 31, 2004 and before July 1, 2008, for $1.6 million, less the attributed value of any mining assets sold prior to the exercise.

g) Yukon properties

McQuesten, Yukon

The Company acquired an option in the McQuesten property as outlined in an option agreement with Eagle Plains and Miner River Resources Ltd. This agreement allowed the Company to earn a 70% interest

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

Notes to Consolidated Statements
For the years ended November 30, 2003, 2002 and 2001

6. Mineral properties and related deferred costs (cont.)

in the property by expending $0.88 million on the property, making all annual property payments to the underlying property owner and by completing a 10,000 foot drilling program by October 1, 2003. A 2% net smelter royalty has been granted on future production from the property. The Company completed its obligations under the option agreement and earned a 70% interest in the project from Eagle Plains. A formal joint venture between the parties was entered into on December 1, 2003. The joint venture must make minimum annual royalty payments in the amount of $0.02 million commencing in 2003.

Sprogge, Yukon

The Company has assumed Quest’s interest in an option/joint venture agreement with Battle Mountain Canada Ltd. This agreement provides the Company with a 60% interest in the property. Under the terms of the agreement, the Company has been designated as the operator with respect to exploration programs for the property. The Company’s interest in the property increases as it funds the ongoing exploration and development expenditures. At November 30, 2003, the Company’s interest in the property was approximately 77%.

7. Loan payable

A loan with a principal amount of $200,000 (2002 -$200,000) is payable to the Province of New Brunswick and bears interest at a rate of 10.7% per annum. The loan was made to Murray Brook Resources Inc. and is guaranteed by the Company. The loan was repayable in 1993; however, no payments have been made on this loan. As at November 30, 2003, the Company has accrued $468,000 (2002 -$400,000) of interest payable in respect of this loan which is included in accounts payable and accrued liabilities.

8. Provision for reclamation costs	in thousands of Canadian dollars

	2003	2002
	$	$

Current
Galore Creek	260	-
Murray Brook	80	-
Nome Gold	796	-
	1,136	-
Long Term
Murray Brook	-	53
Nome Gold	536	1,443
	536	1,496

a) Galore Creek

Under the Galore Creek option agreement, SpectrumGold is required to spent up to $260,000 (US $200,000) in reclamation and remediation work on the property in order to keep the option in good standing.

SpectrumGold anticipates that this work will be carried out before October 26, 2004.

b) Murray Brook

As at November 30, 2003, the Company had reclamation

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

deposits with the Province of New Brunswick totalling $105,000 (2002 - $105,000). Management estimates that the provision of $80,000 adequately provides for future reclamation costs of the site.

c) Nome Gold

A provision totalling $1.3 million has been recorded for the future reclamation of the Company’s land holdings in the Nome area of Alaska. The provision was originally determined by internal cost estimates of the prior owners of Alaska Gold and has been confirmed by third parties. Management estimates that any future liability for reclamation that would currently be required has been fully provided for with this provision. The Company anticipates that the long term portion will be incurred in two years time and that discounting the cash flows will have no material affect.

9. Share capital

Authorized
100,000,000 common shares, no par value	in thousands of Canadian dollars
10,000,000 preferred shares issuable in one or more series
	Number of	Ascribed
Issuance of common shares	Shares	value
		$

Balance at November 30, 2000	23,336,762	69,100
Issued in 2001
For cash pursuant to private placements ((a) below)	3,385,500	3,201
For cash pursuant to option agreements ((d) below)	601,200	462
For conversion of debenture ((b) below)	2,468,220	1,875
In settlement of commitments	175,000	26
Common stock pledged as loan security	-	(270)

Balance at November 30, 2001	29,966,682	74,394
Issued in 2002
For cash pursuant to private placements ((a) below)	8,253,040	31,551
For cash and to finance the conversion of convertible royalty ((b) below)	319,543	1,192
For cash pursuant to option agreements ((d) below)	2,220,300	1,955
For cash pursuant to warrant agreements ((c) below)	1,695,250	2,036
In settlement of commitments	40,000	6
Release of common stock pledged as loan security	-	270

Balance at November 30, 2002	42,494,815	111,404
Issued in 2003
For cash pursuant to private placements ((a) below)	7,000,000	33,088
For cash pursuant to option agreements ((d) below)	1,137,000	2,205
For cash pursuant to warrant agreements ((c) below)	2,394,999	10,778

Balance at November 30, 2003	53,026,814	157,475

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

Notes to Consolidated Statements
For the years ended November 30, 2003, 2002 and 2001

9.  Share capital (cont.)

a) Private placements

i) On October 1, 2003, the Company issued by way of private placements 7,000,000 units at $5.00 per unit for net proceeds of $33,088,000; each unit was comprised of one common share and one-half of a common share purchase warrant. Each whole warrant entitles the holder to acquire one common share of the Company at a price of $7.00 on or before October 1, 2008.

ii) On April 18, 2002, the Company issued 5,295,000 units at $3.50 per unit for net proceeds of $17,421,000; each unit was comprised of one common share and one-half share purchase warrant. One full share purchase warrant entitled the holder to acquire one common share of the Company at a price of $4.50 on or before October 19, 2003.

iii) On September 19, 2002, the Company issued 2,958,040 units at $5.10 per unit for net proceeds of $14,130,000; each unit was comprised of one common share and one-half share purchase warrant. One full share purchase warrant entitled the holder to acquire one common share of the Company at a price of $6.50 on or before March 20, 2004. In addition, 147,902 warrants were issued to the agents as part of this private placement.

iv) On August 27, 2001, the Company issued 2,355,500 units at $0.80 per unit for net proceeds of $1,875,000; each unit was comprised of one common share and one-half share purchase warrant. One full share purchase warrant entitled the holder to acquire one common share of the Company at a price of $1.00 on or before August 27, 2002.

v) On September 18, 2001, the Company issued 730,000 units at $1.20 per unit for proceeds of $876,000; each unit was comprised of one common share and one-half share purchase warrant. One full share purchase warrant entitled the holder to acquire one common share of the Company at a price of $1.50 on or before September 18, 2002.

vi) On September 18, 2001, the Company issued 300,000 units at $1.50 per unit for net proceeds of $450,000; each unit was comprised of one common share and one-half share purchase warrant. One full share purchase warrant entitled the holder to acquire one common share of the Company at a price of $2.00 on or before September 18, 2003.

b) Convertible debt instruments

On September 18, 2001 the holder of the convertible debenture exercised its option to convert the convertible debenture plus accrued interest totalling $2,319,000. Accordingly, the Company issued 2,468,220 common shares in settlement of the debt.

As part of the March 26, 1999 purchase agreement to acquire Alaska Gold Company from Mueller Industries Inc. (Mueller), the Company granted a 10% net proceeds royalty on all placer gold production to a maximum of US$1 million. Mueller had the right to convert the total unpaid balance of the net proceeds royalty to free trading common shares at any time based upon the ten day average trading price immediately preceding the date that notice is given. On February 18, 2002, the Company entered into an agreement with Mueller to settle the convertible royalty payable for US$750,000 financed by a private placement of 319,543 common shares of the Company in May 2002.

c) Share purchase warrants

A summary of the Company’s share purchase warrants at November 30, 2003, 2002 and 2001, and the changes for the years then ended, is presented on the following page.

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

		2003		2002		2001

		Weighted		Weighted		Weighted
	Number of	average	Number of	average	Number of	average
	warrants	exercise price	warrants	exercise price	warrants	excercise price
		$		$		$
Balance outstanding -
Beginning of year	4,271,922	5.23	1,692,750	1.20	629,028	0.90
Granted	3,500,000	7.00	4,274,422	5.23	1,692,750	1.20
Exercised	(2,394,999)	4.50	(1,695,250)	1.20	-	-
Cancelled/expired	(250,001)	4.50	-	-	(629,028)	0.90
Balance outstanding -
End of year	5,126,922	6.82	4,271,922	5.23	1,692,750	1.20

Share purchase warrants outstanding at November 30, 2003:

			Weighted
		Weighted	average
	Warrants	average	remaining
	outstanding	exercise price	contractual
	& exercisable	$	life (years)
Range of prices
$5.51 to $ 6.50	1,626,922	5.56	0.33
$6.51 to $ 7.00	3,500,000	7.00	4.83
	5,126,922	6.82	3.49

d) Stock options

The Company has a stock option plan providing for the issuance of up to 6,500,000 options, whereby the Company may grant options to its directors, officers, employees and service providers. The exercise price of each option cannot be lower than the market price of the shares at the date of grant of the option. The number of shares optioned to any single optionee may not exceed 5% of the issued and outstanding shares at the date of grant. The options are exercisable and vest immediately for a 10-year period from the date of grant.

For the year ended November 30, 2003 the Company has recognized a stock-based compensation charge of $23,000 for options granted to non-employees. Had the Company determined compensation costs for this plan based on the fair value at the grant dates for those share options consistent with the fair value method of accounting for stock-based compensation, the Company’s net loss of $6,953,000 and loss per share of $0.14 would have been increased to the pro forma net loss of $10,658,000 and loss per share of $0.22.

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

Notes to Consolidated Statements
For the years ended November 30, 2003, 2002 and 2001

9.  Share capital (cont.)

The fair value of options included in the pro forma amounts and those that have been recognized in the consolidated statements of operations and deficit, have been estimated using an option pricing model. Assumptions used in the pricing model are risk-free interest rates ranging from 3.62% to 4.20%, expected life of 5 years, expected volatility of 75% and no expected dividends. Option pricing models require the input of highly subjective assumptions including the expected price volatility. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore, the existing models do not necessarily provide a reliable measure of the fair value of the Company’s stock options.

A summary of the Company’s stock option plan at November 30, 2003, 2002 and 2001, and changes during the years ended on those dates, is as follows:

		2003		2002		2001
		Weighted		Weighted		Weighted
		average		average		average
	Numbers	exercise price	Numbers	exercise price	Numbers	excercise price
		$		$		$
Balance outstanding -
Beginning of year	3,300,000	2.16	3,762,800	0.80	3,035,500	0.84
Granted	1,655,000	3.53	1,870,000	3.37	1,460,000	0.74
Exercised	(1,137,000)	1.94	(2,220,300)	0.88	(601,200)	0.77
Cancelled/expired	(75,000)	4.35	(112,500)	1.64	(131,500)	0.84

Balance outstanding -
End of year	3,743,000	2.79	3,300,000	2.16	3,762,800	0.80

The following table summarizes information about the stock options outstanding and exercisable at November 30, 2003:

			Weighted
		Weighted	average
	Number	average	remaining
	outstanding	exercise price	contractual
Range of prices	& exercisable	$	life (years)
$0.35 to $ 0.99	575,000	0.07	7.27
$1.00 to $ 1.99	733,000	1.27	5.90
$3.00 to $ 3.99	1,685,000	3.45	9.30
$4.00 to $ 4.99	750,000	4.39	8.59
	3,743,000	2.79	8.18

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

10. Loss per share

Basic loss per share is calculated on loss available to common shareholders using the weighted average number of common shares outstanding during the period.

Dilute loss per share is calculated using the treasury stock method.

	2003	2002	2001
	$	$	$

Basic
Loss available to common shareholders	(6,953,000)	(3,457,000)	(494,000)
Weighted average number of shares	48,683,103	35,929,200	24,790,510
Basic loss per share	(0.14)	(0.10)	(0.02)

For the years ended November 30, 2003, 2002 and 2001, diluted loss per share is the same as basic loss per share as the exercise of options, warrants and dilutive convertible securities would be anti-dilutive.

11.  Commitments and contingencies

a) Lease commitments

The Company is party to certain operating leases. These operating leases include the Company’s leased head office location and certain office equipment. The future minimum lease payments as at November 30, 2003 are approximately as follows:

in thousands of Canadian dollars

$

2004	106
2005	105
2006	109
2007	105
2008	59
Thereafter	-

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

Notes to Consolidated Statements
For the years ended November 30, 2003, 2002 and 2001

11. Commitments and contingencies (cont.)

b) Legal actions

i) During 1992, the Limited Partners of the Murray Brook Processing Limited Partnership commenced a legal action against the Company and Murray Brook Resources Inc. seeking $882,000 plus interest and general damages. The Company filed a counterclaim for damages. The trial was concluded in April 2003 and the parties are awaiting the decision of the judge. The Company is of the opinion that this claim is without merit. The outcome of this claim is not determinable at this time and no provision has been recorded in the accounts of the Company.

ii) The Company’s subsidiary Alaska Gold has been named in an action, initiated by K&K Recycling (K&K), relating to an alleged wrongful assignment of a contract to purchase and move a dredge, which was owned by Alaska Gold. K&K was awarded approximately US$68,000 for damages against Alaska Gold, and approximately US$117,000 against a co-defendant for which Alaska Gold may be liable. Alaska Gold appealed against this initial judgement to the Alaska Supreme Court and, posted a bond of US$105,000 with the Alaska courts in connection with this appeal and during the year the Company expensed the amount of the bond. Subsequent to November 30, 2003, the courts awarded US$104,000 to K&K and, on payment, agreed to release the bond. The court also remanded for further litigation regarding the right to possess certain equipment and for asserted loss of profits and the co-defendant has cross-claimed against AGC, each of these claims being for as yet undisclosed amounts. Trial for the remaining issues is scheduled for January 2005.

c) Royalty agreements

The Company has royalties agreements on certain mineral properties entitling the vendors of the property to net smelter return royalties or net profits royalties, ranging from 3% to 7%, commencing if the properties enter commercial production.

12. Related party transactions

a) Amounts receivable from related party and officer loan receivable

A loan receivable of $279,000 (US$182,000) was granted to a director and officer in 1999. The loan is unsecured, non-interest bearing and forgivable at a rate of $13,000 (US$8,000) per year. Since the loan is forgivable, in 1999 the Company set up a deferred compensation provision for the same amount as the loan. Annual forgiveness is charged against this compensation accrual.

On May 29, 2002, the Company settled a share loan comprised of 125,000 shares of the Company from a director and officer through an agreement to pay $550,000. At November 30, 2002, a loan of $117,000 was outstanding from a director and officer. During the year the balance was settled.

b) Other amounts receivable from directors

On May 29, 2002, the Company settled loans receivable from two directors totalling $270,000. The loans were settled through an agreement to offset the balance of the loans receivable with amounts due to these directors under severance agreements related to their past employment with the Company.

c) Loan to Etruscan

On May 29, 2002, the Company settled amounts due from Etruscan, a company related by virtue of common directors. The amount due from Etruscan of $200,000 was settled through the offset of $100,000 due to Etruscan by the Company and the assignment of 25,000 shares of the Company, with a deemed value of $4.00 per share, held by Etruscan to a director of the Company to settle a share loan.

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

d) Amounts paid to director and officer

SpectrumGold has engaged an environmental assessment company where a director of the Company is a principal. During the year SpectrumGold has incurred $15,000 of costs from this company.

During the year ended November 30, 2003, $263,000 (2002:$220,000) was paid to a law firm where a partner of the firm is an officer of the Company.

13. Income taxes

During the year ended November 30, 2003, the Company had a loss of $6,953,000 (2002 - loss of $3,457,000; 2001 - loss of $494,000).

The Company has non-capital loss carry-forwards of approximately C$19,377,000 and US$56,558,000 that may be available for tax purposes.

The losses are in the following countries and expire as follows:

	in thousands of dollars	in thousands of dollars
	Canada	United States
	$	US$
2004	156	3,804
2005	236	1,596
2006	2,225	1,685
2007	11,184	1,483
2008	854	1,532
2009	3,207	7,283
2010	1,515	7,398
Thereafter	-	31,777
	19,377	56,558

Future utilization of these United States loss carryforwards is subject to certain limitations under provisions of the Internal Revenue Code including limitations subject to Section 382, which relates to a 50 percent change in control over a three-year period, and are further dependent upon the Company attaining profitable operations. An ownership change occured on April 27, 1999 regarding the losses incurred by Alaska Gold Company. Therefore, approxi-matey US$44,000,000 of the losses above are subject to limitation under Section 382. Accordingly, the Company’s ability to utilize these losses may be limited to approximately US$260,000 per year. Furthermore, the Company potentially incurred an ownership change under Section 382 at sometime after April 1999. If so, a significant portion of the US$56,558,000 above will be subject to a similar annual limitation previously discussed.

Due to the net operating limitations and the uncertaintity of future taxable income, all United States deferred tax assets have been fully valued against. For the year ended November 30, 2003, no provision for United States income taxes has been reflected on the statement of operations due to the full valuation allowance.

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

Notes to Consolidated Statements
For the years ended November 30, 2003, 2002 and 2001

13. Income taxes (cont.)

In addition, the Company has incurred resource expenditures of approximately $24,812,000 (2002 - $34,423,000; 2001 - $17,900,000) which may be carried forward indefinitely and used to reduce taxable income in future years.

The Company has available temporary differences for tax purposes. The net amount that would give rise to a future income tax asset has not been recognized as realization is not considered more likely than not.

14. Segmented information

The Company’s operating segments include the exploitation of the Company’s land and gravel resources and the exploration and development of mineral resource properties. Segmented information for these operating segments is set out below.

				2003				2002				2001

		Land and				Land and				Land and
	Mineral	gravel			Mineral	gravel			Mineral	gravel
	properties	operations	Other	Total	properties	operations	Other	Total	properties	operations	Other	Total
	$	$	$	$	$	$	$	$	$	$	$	$

Revenue	-	1,051	195	1,246	-	1,633	-	1,633	-	2,686	114	2,800

Expenses	1,706	333	-	2,039	952	238	-	1,190	710	293	20	1,023

Segment (loss)
earnings	(1,706)	718	195	(793)	(952)	1,395	-	443	(710)	2,393	94	1,777

Unallocated
expenses				(6,506)				(4,587)				(2,295)

Unallocated other
income				346				687				24

Loss for the year				(6,953)				(3,457)				(494)

Segment assets	36,330	1,749	-	38,079	27,403	1,692	-	29,095	14,352	1,761	-	16,113

Unallocated assets				61,879				23,628				1,847

Total assets				99,958				52,723				17,960

Capital expenditures	9,966	131	-	10,097	14,638	6	34	14,678	3,535	-	5	3,540

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

The Company’s geographic segments are as follows:

			in thousands of Canadian dollars
		2003		2002		2001

		Land, gravel,		Land, gravel,		Land, gravel,
		equipment		equipment		equipment
		and		and		and
		mineral		mineral		mineral
	Revenue	properties	Revenue	properties	Revenue	properties
	$	$	$	$	$	$

United States	1,246	32,777	1,633	26,786	2,800	13,711
Canada	-	5,896	491	2,506	-	2,576

	1,246	38,673	2,124	29,292	2,800	16,287

15. Supplemental non-cash financing and investing activities

	in thousands of Canadian dollars

	2003	2002	2001
	$	$	$

Receipt of shares of TNR as part of the option
on the Rock Creek and Shotgun mineral properties	28	162	-

Disposal of mineral property for shares	-	-	(115)

Issuance of capital stock on partial settlement
of convertible debenture	-	-	1,875

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

Notes to Consolidated Statements
For the years ended November 30, 2003, 2002 and 2001

16. Significant differences from United States accounting principles

Canadian generally accepted accounting principles (Canadian GAAP) vary in certain significant respects from the principles and practices generally accepted in the United States (U.S. GAAP). The effect of the principal measurement differences on the Company’s consolidated financial statements is quantified below and described in the accompanying notes.

		in thousands of Canadian dollars
		Year ended November 30,

	2003	2002	2001
	$	$	$

Loss for the year reported under Canadian GAAP	(6,953)	(3,457)	(494)
Add (deduct)
Exploration costs (a)	(8,927)	(13,051)	(2,724)
Gains on shares issued by subsidiary (d)	(117)	-	-
Accretion on convertible debenture and royalty (b)	-	62	222
Gain on settlement of convertible royalty
Canadian GAAP (b)	-	(105)	-

Loss for the year under U.S. GAAP
before extraordinary items	(15,997)	(16,551)	(2,996)
Gain on settlement of convertible royalty -U.S. GAAP (b)	-	212	-

Loss for the year after extraordinary items
but before comprehensive income adjustment	(15,997)	(16,339)	(2,996)
Unrealized gain (loss) on available for sale securities (c)	215	97	(9)

Comprehensive (loss) income under U.S. GAAP	(15,782)	(16,242)	(3,005)

Net loss per common share -
U.S. GAAP before and after extraordinary items
Basic and diluted	(0.33)	(0.45)	(0.12)

Accumulated other comprehensive income
Opening balance	125	28	37
Unrealized gain (loss) on available for sale securities (c)	215	97	(9)

Closing balance	340	125	28

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

		in thousands of Canadian dollars
		Year ended November 30,
	2003	2002	2001
	$	$	$

Shareholders’ equity reported under Canadian GAAP	84,062	44,921	11,300
Cumulative adjustments to shareholders’equity Add (deduct)
Exploration costs (a)	(36,330)	(27,403)	(14,352)
Convertible debenture and royalty (b)	-	-	(169)
Unrealized gain on available for sale securities (c)	340	125	28

Shareholders’ equity (deficiency) under U.S. GAAP	48,072	17,643	(3,193)

Total assets reported under Canadian GAAP	99,958	52,723	17,960
Add (deduct)
Exploration costs (a)	(36,330)	(27,403)	(14,352)
Unrealized gain on available for sale securities (c)	340	125	28

Total assets under U.S. GAAP	63,968	25,445	3,636

Total liabilities reported under Canadian GAAP	15,896	7,802	6,660
Add (deduct)
Convertible debentures (b)	-	-	169

Total liabilities under U.S. GAAP	15,896	7,802	6,829

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

Notes to Consolidated Statements
For the years ended November 30, 2003, 2002 and 2001

16. Significant differences from United States accounting principles (cont.)

		in thousands of Canadian dollars
		Year ended November 30,
	2003	2002	2001
	$	$	$

Cash flows from operating activities under Canadian GAAP	(5,002)	(1,437)	905
Exploration costs (a)	(8,927)	(13,964)	(3,404)
Gains on shares issued by subsidiary (d)	(117)	-	-

Cash flows from operating activities under U.S. GAAP	(14,046)	(15,401)	(2,499)

Cash flows from investing activities under Canadian GAAP	(825)	(14,193)	(3,417)
Exploration costs (a)	8,927	13,964	3,404
Gains on shares issued by subsidiary (d)	117	-	-

Cash flows from investing activities under U.S. GAAP	8,219	(229)	(13)

a) Exploration costs

Resource property acquisition costs and related exploration expenditures are accounted for in accordance with Canadian GAAP. For U.S. GAAP purposes, the Company expenses, as incurred, the acquisition and exploration costs relating to unproven mineral properties. When proven and probable reserves are determined for a property and a feasibility study prepared, then subsequent exploration and development costs of the property would be capitalized. The capitalized costs of such properties would then be measured periodically for recoverability of carrying values under Statement of Financial Accounting Standards (SFAS) No. 144.

b) Convertible debenture and royalty

Canadian GAAP requires that a portion of the convertible debenture and royalty be classified as equity. The difference between the carrying amount of the debenture and royalty and their face value is accreted over the life of the debt and charged to earnings (loss) for the year. U.S. GAAP would classify the royalty and debenture as a liability at their face value.

A portion of the convertible royalty was settled during 2002, resulting in a gain of $105,000 under Canadian GAAP. Under U.S. GAAP, the gain on settlement would have been $212,000 and would be classified as an extraordinary item.

c) Available for sale securities

Under U.S. GAAP, securities that are available for sale are recorded at fair value and unrealized gains or losses are part of comprehensive income. Under Canadian GAAP, there is no adjustment made for unrealized gains.

d) Gains on shares issued by subsidiary

Under U.S. GAAP, changes in the parent company’s proportionate share of subsidiary equity resulting from the additional equity raised by a subsidiary in the development stage are accounted for as an equity transaction on consolidation. Under Canadian GAAP, these gains have been credited against the mineral property.

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

e) Comprehensive income

In addition to net income, comprehensive income includes all changes in equity during a period such as the cumulative unrecognized changes in fair value of securities that are available for sale.

f) Stock compensation

As described in note 9(d) to the consolidated financial statements, the Company has granted stock options to directors and employees. For U.S. GAAP purposes, SFAS No. 123, ‘Accounting for Stock-Based Compensation’ (SFAS 123), requires that an enterprise recognize or, at its option, disclose the pro forma impact of the fair value of stock options and other forms of stock-based compensation in the determination of income. The Company has elected under SFAS 123 to continue to measure compensation cost by the intrinsic value method set out in APB Opinion No. 25 (APB 25). As options are granted at exercise prices based on the market value of the Company’s shares at the date of grant, no adjustment for compensation expense is required. Under SFAS 123, where a company chooses to continue to apply APB 25 in its basic financial statements, supplemental pro forma information as if the fair value method was applied must be disclosed. This pro forma information is set out below. The pro forma stock compensation expense has been determined by reference to a Black-Scholes option-pricing model that takes into account the stock price as of the grant date, the exercise price, the expected life of the option, the estimated volatility of the underlying stock, expected dividends and the risk free interest rate over the term of the option. Compensation expense is amortized over the vesting period of the options.

The calculations applied have assumed that the weighted average expected life of the options is five years, no dividends will be paid, expected volatility is 75% for the years ended November 30, 2003, 2002 and 2001, and risk free interest rates range from 3.62% to 4.20% for 2003, 4.06% to 5.00% for 2002 and 4.52% to 5.35% for 2001.

Pro forma information with respect to the impact of the fair value of stock options at the date of grant on reported income for the years presented is as follows:

		in thousands of Canadian dollars
		Year ended November 30,
	2003	2002	2001
	$	$	$

Loss for the period in accordance with U.S. GAAP	(15,997)	(16,339)	(2,996)
Compensatory fair value of options granted	(3,705)	(2,706)	(1,155)

Pro forma loss in accordance with U.S. GAAP	(19,702)	(19,045)	(4,151)

Pro forma loss per share in accordance with U.S. GAAP
Basic and diluted	(0.40)	(0.53)	(0.17)

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003

Notes to Consolidated Statements
For the years ended November 30, 2003, 2002 and 2001

16. Significant differences from United States accounting principles (cont.)

g) New accounting standards

The FASB has issued Interpretation No. 46 (revised December 2003), "Consolidation of Variable Interest Entities” – an Interpretation of ARB No. 51 (FIN 46). The primary purpose of FIN 46 is to provide guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights. Such entities are known as Variable Interest Entities. FIN 46 is effective for the Company’s 2004 year-end. A similar guideline has been introduced in Canada, Accounting Guideline 15 "Consolidation of Variable Interest Entities". This guideline applies to annual and interim periods beginning on or after November 1, 2004. The Company is continuing to evaluate the potential impact of FIN 46 and Accounting Guideline 15.

The CICA has released amendments to Section 3870, "Stock-based Compensation and Other Stock-based Payments", which require an expense to be recognized in the financial statements for all forms of employee stock-based compensation, including stock options, effective for periods beginning on or after January 1, 2004, for public companies. The Company will be required to adopt the standard on December 1, 2004.

In July 2003, the CICA released Section 1100 "Generally Accepted Accounting Principles". This new Section establishes standards for financial reporting in accordance with generally accepted accounting principles. It describes what constitutes Canadian GAAP and its sources, replacing "Financial Statement Concepts" paragraphs 1000.59-61. Also in July 2003, the CICA released Section 1400, "General Standards of Financial Statement Presentation". This Section clarifies what constitutes fair presentation in accordance with generally accepted accounting principles. Both these Sections are effective for fiscal years beginning on or after October 1, 2003 and the Company is currently evaluating their impact.

NOVAGOLD RESOURCES INC. ANNUAL REPORT 2003